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                                January 23, 2001





VIA FACSIMILE
-------------

Amwest Insurance Group, Inc.
5230 Las Virgenes Road
Calabasas, CA  91302

Attn:  Charles Schultz

               Re:     Termination of Discussions

Dear Charles:

               Please be advised that neither Bonds.com, Inc. nor any of its affiliated parties have any further interest in pursuing any possible transaction or arrangement with Amwest Insurance Group and as a result are terminating any further discussions with Amwest. Pacificor and Mr. Michael Klein have previously filed a statement on Schedule 13D with respect to such a possible transaction. Please be advised that Michael Klein and Pacificor will be promptly filing an amendment to their Schedule 13D reflecting the termination of their intentions to pursue a transaction or otherwise to change or influence the control of Amwest.

                                             Very truly yours,

                                             Bonds.com, Inc.


                                             By: /s/  Michael B. Klein
                                                --------------------------
                                                 Michael B. Klein
                                                 Chief Executive Officer